Pledge Contract of Maximum Amount (Credit Facility)

No. (2007) Zhen Zhong Yin Si Di E Zi 0085

Pledger: (hereinafter referred to as “Party A”) Shenzhen BAK Battery, Co., Ltd
Legal Representative: Xiangqian Li
Address:  Kuichong Street, Longgang District

Creditor: (hereinafter referred to as “Party B”) Shenzhen Branch, Bank of China
People in Charge: Duan Yongkuan
Address: International Finance Building, 2022 Jianshe Road, Luohu, Shenzhen

On the request of the credit facility applicant, Shenzhen BAK Battery Co., Ltd (hereinafter referred to as the “Applicant”), Party A undertakes to provide guaranty for the indebtedness under the Credit Facility Agreements of the Applicant voluntarily in order that the Applicant could obtain the credit facility support from Party B. Party A also confirms that all terms of the Credit Facility Agreement which he guarantees, including the use of division sum within the total credit facility. In order to clarify both party’s rights and liabilities, Party A and Party B reach this agreement under the friendly negotiation.

This agreement is signed for guaranty to the balance of every single credit facility or foreign currency of the equal value of the confirmed total of main credit’s rights of not exceeding RMB 450,000,000.00 yuan from November 1, 2007 to November 1, 2008 which are stipulated in the Credit Facility Agreement of No. (2007) Zhen Zhong Yin E Xie Zi No. 000274.

I. Pledged Collateral

The details of the pledged collateral under this agreement are described in the attached “Statement of Pledged Collateral”, which is at a net worth of RMB 102,723,290.00 yuan.

II. Maximum Pledged Loan Amount

The pledged collateral under this agreement provides guaranty for each loan borrowed under the Credit Facility Agreement of No. (2007) Zhen Zhong Yin E Xie Zi No. 000274 at an aggregate loan amount not exceeding RMB 102,723,290.00.

III. Scope of Guaranty

1.	All the balance of the creditor’s rights in every single credit facility under the aforesaid Credit Facility Agreement.

2.	All the balance of the loan principal, interest (including the compound interest, penalty interest), and commission fee etc under the aforesaid Credit Facility Agreement.

3.	All the balance of the remedy, the compensation, undertaking fee etc for breach of contract which shall be payable by the Applicant.

4.	All the related expenses bored by the Creditor in realizing its creditor’s rights.

IV. Guaranty Period

The guaranty period under this Contract shall be from the effective date of this Contract to two years after the expiry date of all loans under the aforesaid Credit Facility Agreement. In case that the term of any of Credit Facility has been extended, the guaranty period would be extended to two years after the expiry date of the extension period.

V. The Relationship between this Contract and the Guaranteed Credit Facility Agreement and its supplementary Credit Facility Agreement.

If any of the Credit Facility Application provided by the Applicant to Party B under the aforesaid Credit Facility Agreement stipulates specially that the guaranty for any of the credit facility application letter shall be applied in this Contract, Party A shall bear the joint and several liability for this loan unconditionally.

VI. Continuity of Guaranty

The liabilities under this Contract is consecutive and shall not be affected by Party A or the Applicant’s division, merge, reconstruction, alterations, share structure transformation and the change of relationship of administrative subordination etc.

VII. Undertaking of Guaranty

In case of any breach of this Contract or the Credit Facility Agreement which guaranteed by this Contract occurs, Party B has the rights to require Party A to undertake his guaranty liability under this Contract and could deduct the fee directly from any accounts opened in Party B’s business place.
If in need of the business, Party B needs to authorize any institutions within his jurisdiction of Shenzhen Branch, Bank of China (including branch bank and sub-branch bank) to perform the aforesaid Credit Facility Agreement or some division sum guaranteed by this Contract, Party A approves this and it shall be deemed as Party B performs himself and Party A shall bear the same joint and several liability for Party B.

VIII. Effectiveness

This Contract shall be effective independently from the Credit Facility Agreement it guaranteed and any other legal documents. The invalidity of the Credit Facility Agreement and its supplementary legal documents shall not affect the validity of this Contract.

Special statement of Party A: Unless to increase the principle of credit facility, the modification of the Credit Facility Agreement which guaranteed by this Contract between Party B and the Applicant does not need the approval from Party A. The aforesaid modification shall not affect Party A to perform his liabilities under this Contract; in case of Party B and the Applicant are carrying out the credit facility business of reducing (exempting) the guaranty bond, opening a letter of credit, inward negotiate, guaranty of taking delivery etc, Party B has the rights to require the Applicant to make the rights and benefits transfer or pledge commitment regarding to the credit facility business in order to regulate the Applicant and protect Party B’s deserved rights and benefits. However, despite of whether or not the aforesaid rights and benefits transfer or pledge commitment is stated, valid or enforceable or modification to the terms of letter of credit and there are discrepancies in the bills under the letter of credit and the Applicant accept the discrepancies, Party B would pay for it but it shall not affect Party A’s performance of liabilities under this Contract. Party A would not contradict on the guaranty responsibilities by this to Party B now or in the future and shall undertake the same guaranty responsibilities.

IX. Rights and Obligations

1
During the guaranty period, Party B has the rights to supervise and check the property status and the financial status of Party A’s and has the rights to require Party A to provide the documents to demonstrate his operation status and income status. Party A shall provide it promptly, accurately and completely;

2	Party A has the responsibility to inform Party B in writing under the following circumstances:

1)
Any breach of the Loan Contract, the Credit Facility Agreement and the Credit Facility Contract, Guaranty Contract which signed by Party A and Bank of China and its departments or branches, other banks, non-banking financial institutions and any breach of the Credit Facility Contract, Guaranty Contract or any other Credit Facility Contract which signed by other creditors;

2)
Any change of the membership structure of Party A, main business scope, alterations of directors of board and senior management staff, modification of Contract of Equity Joint Venture and articles of associations and adjustment of inner construction;

3)	Material violation of principles, law or compensation claiming which are relating to Party A or Party A’s principle leader;

4)	Serious difficulties occur in Party A’s management and the deterioration of financial situation ;

5)	Party A has already undertaken or would undertake any indebtedness, possible indebtedness or mortgage, pledge to the third party;

6)	Any litigation or arbitration deriving from the disputes of Party A’s material creditor’s rights and indebtedness;

7)	The change of Party A’s contact address;

8)	Other situations which might affect Party A’s financial status or indebtedness repay ability.

3	Party A shall obtain Party B’s written approval on the following occurrences:

1)
Material system changes which including reducing the registered capital in any forms, division, merge, reconstruction, share structure transformation etc or cancellation, dismissal, suspending a business;

2)	Material events which are concerning the investment and assets transferring;

3)	Conducting the title transaction, management transaction by the way of lease, contract, affiliation, trusteeship;

4)	The material share alteration of share adjustment or Party A’s share structure transformation;

4. Party A’s possible indebtedness shall not exceed its net capital and shall not dispose its fixed assets with the means which might affect its repay ability within the period of the guaranty.

5. Party A shall not require the Applicant to conduct a counter-guaranty with a property mortgage or pledge regarding to Party A’s liabilities under this Guaranty Contract; if Party A and the Applicant sign a Counter-guaranty Agreement or any similar agreement regarding to the guaranty liabilities under the Guaranty Contract, the guarantee could have his rights under the Counter-guaranty Agreement or any similar agreement only after he fully performs his guaranty liabilities under this Guaranty Contract.

X. Transfer of Rights and Liabilities

Party A shall not transfer his rights and liabilities under this Guaranty Contract to the third party without Party B’s written permission.

XI. Breach of Contract

If either Party A does not perform his stipulated liabilities of Article IX of this Contract or the Applicant does not perform his stipulated liabilities under the Credit Facility Agreement, Party B has the rights to take the following actions solely or simultaneously:

(1). Requires Party A to correct the breach evens in a required time;

(2). Requires Party A to provide supplementary guaranty;

(3). Requires Party A to undertake the guaranty responsibilities of loan already occurred or the particular/some loans or deduct the fee directly from Party A’s account.

XII. Notarization

If this Contract needs to be notarized, the notarization fee shall be bore by Party A; once this Contract has been notarized, despite of what reasons cause Party A and/or the Applicant does not perform his liabilities, Party B has the rights to apply directly for the obligatory execution.

XIII. Expenses

All expenses which are relating to this Contract (including but not limited to the expenses of the evaluation, appraisal, registration, notarization etc) shall be paid or bore by Party A.

XIV. Modification, Supplementation and Explanation

(1). Any modifications or supplementation of this Contract shall be make in writing and shall contribute as a whole of this Contract.

(2). If any revisions of national laws or regulations which lead to any clause of this Contract become illegal or invalid, the legality and validity of the rest clauses of this Contract shall not be affected; the parties of this Contract shall cooperatively modify the relevant illegal or invalid clauses promptly.

XV. The Application Laws and Dispute Settlements

The applicable law for this Agreement shall be laws of People’s Republic of China.

Any arguments or disputes arising from the performance of this Agreement shall be settled by negotiation by the parties. In case that no settlement has been reached, the dispute shall be settled in the following (1) solution:
(1). to be submitted to the People’s Court located in the region of Party B;

(2). to be submitted to (/) Arbitration Committee. The arbitration shall be proceeded by its own arbitration rules.

XVI. Effectiveness

This Agreement would come into effect if this Agreement has been signed and stamped by the authorized persons of both parties.

XVII. Copies

There are three original copies of this Contract. Party A retains one copy and Party B retains one copy. All of these copies have the same legal force.

Party A (stamp):  Shenzhen BAK Battery Co., Ltd
Authorized Representative (signature/stamp): Xiangqian Li

Party B (stamp): Shenzhen Branch, Bank of China

Authorized Representative (signature/stamp): Tan Zhen

Date: November 8, 2007
Venue: Shenzhen

Statement of Pledged Collateral
[2007] Shen Gongshang Yadeng Zi No. 217
Pledger: Shenzhen BAK Battery Co., Ltd
Creditor: Shenzhen Branch, Bank of China
Name, quantity and value of Pledged Collateral: machines and equipments worthy of RMB 102,730,000.00
Contract Term: from November 1, 2007 to November 1, 2008